INVESTLINK-SM-*





                            A STOCK PURCHASE PROGRAM
                            AVAILABLE TO INVESTORS OF




                         CREDIT SUISSE ASSET MANAGEMENT
                       STRATEGIC GLOBAL INCOME FUND, INC.

                                [YOUR LOGO HERE]













--------------------------------------------------------------------------------

*THE "INVESTLINK" PROGRAM IS SPONSORED AND ADMINISTERED BY BANKBOSTON, N.A., NOT BY YOUR CORPORATION (THE "COMPANY").

                    CREDIT SUISSE ASSET MANAGEMENT STRATEGIC
                            GLOBAL INCOME FUND, INC.

                     DESCRIPTION OF "INVESTLINK"-SM-* PROGRAM




         BankBoston will act as Program Administrator (the "Program Administrator") of the InvestLink-SM- Program (the "Program"). The following questions and answers describe the provisions of the Program, and supplement the information contained in the Terms and Conditions Section of this brochure for Credit Suisse Asset Management Income Fund, Inc. (the "Fund").

PURPOSE

1.       WHAT IS THE PURPOSE OF THE PROGRAM?

                  The purpose of the Program is to provide interested investors with a simple and convenient way to invest funds and reinvest dividends in Shares of the Funds common stock ("Shares") at prevailing prices, with reduced brokerage commissions and fees.

ADVANTAGES

2.       WHAT ARE THE ADVANTAGES OF THE PROGRAM?

                  (a) Participants can acquire Shares at minimal cost.

                  (b) Participation provides a convenient means of increasing your holding of the Fund's Shares.

                  (c) Your account will be credited with both full and fractional Shares.

                  (d) Your regular investments give you the long-term investing advantage of dollar-cost averaging.

                  (e) Your personal record maintenance is simplified through an account statement mailed to you by the Program Administrator following each purchase of your account.

*        "INVESTLINK" IS A SERVICE MARK OF  EQUISERVE.

                  (f) The Program Administrator will issue certificates for full Shares held in your account on your written instructions.

                  (g) You may withdraw your Shares at any time or you may request the Program Administrator to sell your Shares.

                  (h) The Program provides for convenient monthly deductions from your checking/savings account.

PARTICIPATION

3.       WHO IS ELIGIBLE TO PARTICIPATE?

                  Any interested investor may participate in the Program.

4.       HOW DOES AN INTERESTED INVESTOR PARTICIPATE?

                  An interested investor may join the Program by reading this Description and the Terms and Conditions, completing and signing the Enrollment form and returning it to BankBoston, which is acting as the Program Administrator. An Enrollment form and a postage-paid envelope are enclosed with this brochure for that purpose. Additional forms may be obtained at any time by calling the Program Administrator at one of the telephone numbers listed below:

-  First Time Investors - 1-800-338-1176

-  Current Shareholders - 1-800-730-6001

                  If you are already a registered shareholder, your account registration appears on the Enrollment form and you should be sure to sign exactly as your name appears on your Share certificates. Beneficial owners whose shares are registered in the name of a bank, broker or other nominee must make arrangements with such bank, broker or nominee to have the shares transferred into their own names if they wish to have dividends on such shares paid to the Program Administrator pursuant to the Program.

                  As a Program participant, you may deposit your Shares certificates in your Program account where the certificates will be protected against loss, theft or damage. Simply send the certificates (via registered mail) to the Program Administrator. Be sure to include a written request that the shares be added to your Program account or use the tear-off portion of your account statement for this purpose. The Program Administrator will hold your shares in book-entry form until you choose to withdraw shares or terminate your participation in the Program.

5.       WHEN MAY AN INTERESTED INVESTOR JOIN THE PROGRAM?

                  An interested investor may join the Program at any time. Purchases of shares with funds from your cash payment or automatic account deduction will begin on the next day on which funds are invested as provided in No. 10 below. If you select the dividend reinvestment option, automatic investment of dividends will begin with the next dividend payable after the Program Administrator receives your Enrollment form, provided it is received prior to the dividend record date. If your Enrollment form arrives after the record date, automatic investment of dividends will begin with the following dividend. Once in the Program, you will remain a participant until you terminate your participation or sell all shares held in your Program account, or your account is terminated by the Program Administrator as provided in No. 16 below.

6.       WHAT DOES THE ENROLLMENT FORM PROVIDE?

                  The Enrollment form provides space for you to indicate your election of various investment options, as outlined below:

         If you want "AUTOMATIC BANK ACCOUNT DEDUCTION," funds in the amount you specify will be charged to your bank account each month and the Program Administrator will invest such funds to purchase additional Shares of the Fund. Please complete the Automatic Bank Account Deduction section on the form or call the Program Administrator at one of the telephone numbers listed below to request an Automatic Bank Account Deduction form:

-  First Time Investors - 1-800-338-1176

-  Current Shareholders - 1-800-730-6001

         (a) If you select "FULL DIVIDEND REINVESTMENT," the Program Administrator will elect to receive all cash dividends payable on Shares held in your Program account and on any other Shares registered in your name. In addition, the Program Administrator will invest in Shares of the Fund all of your cash dividends on all of the Shares then or subsequently registered in your name or held in your Program account.

         (b) If you select "PARTIAL DIVIDEND REINVESTMENT," the Program Administrator will elect to receive a portion of cash dividends payable on Shares held in your Program account and on any other Shares of the Fund registered in your name. In addition, the Program Administrator will invest in accordance with the Program that portion of cash dividends on Shares held in your Program account and any other Shares of the Fund registered in your name as is designated in the appropriate space on the Enrollment form.

         (c) If you select "CASH INVESTMENTS," the Program Administrator will not invest any portion of cash dividends due you on Shares held in your program account or on Shares registered in your name. Please send your checks for additional investments to the address on the Enrollment form and note the name of the Fund on the face of your check.

7.       HOW MAY A PARTICIPANT CHANGE OPTIONS UNDER THE PROGRAM?

                  As a participant, you may change your investment options at any time by requesting a new Enrollment form and returning it to the Program Administrator at the address provided in No.27 below. The Program Administrator must receive notice on or before the 15th calendar day preceding a dividend payment date in order for change in your dividend reinvestment option to be effective for that dividend. If such request is received after the 15th calendar day preceding a dividend payment date, then your request will not be effective until after the dividend has been reinvested and all Shares have been allocated to your account.

COSTS

8. WHAT ARE THE COSTS TO PARTICIPANTS IN CONNECTION WITH PURCHASES AND SALES UNDER THE PROGRAM?

                  In connection with the following transactions, participants will be assessed the following charges:

/ / First-time investors will be subject to an initial service charge of $10.00 which will be deducted from your initial cash deposit.

/ / All optional cash deposit investments by check will have a $5.00 service charge deducted from the cash to be invested.

/ / All optional cash deposit investments by ACH (Automatic Bank Withdrawals) will have a $2.00 service charge.

/ / Sales processed through the Program will have a $15.00 fee deducted from the net proceeds, after brokerage commissions.

/ / Participants are responsible for all commission costs associated with purchases and sales. In addition to the transaction charges outlined above, participants will be assessed per share processing fees which include brokerage commissions at a rate of:

         $0.05 per share purchased
         $0.15 per share sold as well as a service fee equal to 5% of the net proceeds, with a minimum of $1.00 and a maximum of $10.00.

/ / Participants are assessed a $25.00 service charge for any insufficient funds related to cash purchases as well as automatic debit from the participant's bank account.

PURCHASES

9.       HOW MANY SHARES OF COMPANY COMMON STOCK WILL BE PURCHASED FOR
         PARTICIPANTS?

                  If you become a participant in the Program, the number of shares to be purchased depends on the amount of your dividends (if applicable), cash payments or bank account or payroll deductions, less applicable fees and commissions as stated in No. 8 above and the purchase price of the Company Common Stock. Your account will be credited with that number of shares, including fractions, equal to the total amount to be invested.

10.      HOW ARE SHARES OF COMPANY COMMON STOCK ACQUIRED UNDER THE PROGRAM?

                  The Program Administrator uses dividends and funds of participants to purchase shares of Company Common Stock in the open market. Such purchases will be made by participating brokers as agent for the participants. Cash payments received and automatic bank account deductions debited on your behalf will be used to purchase Company Common Stock commencing each Wednesday ("Investment Date"), provided the Program Administrator received such cash payment and or automatic bank account deduction no later than two business days preceding such Wednesday. If Wednesday does not fall on a day which is a business day in Massachusetts, then the Investment Date will occur on the next succeeding business day. In months in which the Company pays a dividend, an Investment Date will occur, and optional cash investments will commence on the dividend payment date, which may or may not fall on a Wednesday. In all cases, transaction processing will occur within 30 days of the receipt of funds, except where temporary curtailment or suspension of purchases is necessary to comply with applicable provisions of the Federal Securities laws or when unusual market conditions make prudent investment impracticable. In the event the Program Administrator is unable to purchase shares within 30 days of the receipt of funds, such funds will be returned to you.

         TO THE EXTENT REQUIRED BY APPLICABLE LAW, SHARES OFFERED UNDER THE PROGRAM TO PARTICIPANTS IN CERTAIN JURISDICTIONS MAY BE OFFERED ONLY THROUGH BROKER-DEALERS REGISTERED IN THESE JURISDICITIONS.

11. AT WHAT PRICE WILL SHARES OF COMPANY STOCK BE PURCHASED OR SOLD UNDER THE PROGRAM?

                  The average price of all shares purchased by the Program Administrator with all funds received during the time period from two business days preceding any Investment Date up to the second business day preceding the next Investment Date shall be the price per share allocable to you in connection with the shares purchased for your account with your funds or dividends received by the Program Administrator during such time period. The average price of all shares sold by the Program Administrator pursuant to sell orders received during such time period shall be the price per share allocable to you in connection with the shares sold for your account pursuant to your sell orders received by the Program Administrator during such time period.

CASH PAYMENTS AND AUTOMATIC DEDUCTIONS

12. WHAT ARE THE LIMITATIONS ON THE AMOUNT OF CASH PAYMENTS AND AUTOMATIC BANK ACCOUNT DEDUCTIONS?

                  If you are not already a registered owner of Company Common Stock, your initial investment under the Program must be at least $250.00. All other cash payments or bank account deductions must be at least $100.00, up to a maximum of $250,000.00 annually.

                  The same amount of cash payment need not be sent each month and you are under no obligation to make a cash payment in any month. The amount of automatic bank account deduction must be specified by you on the Enrollment form and will continue until changed by you by notifying the Program Administrator in writing as provided in No. 27.

ADMINISTRATION

13.      WHO ADMINISTERS THE PROGRAM FOR PARTICIPANTS?

                  BankBoston, as Program Administrator, administers the Program for participants, keeps records, sends statements of account to participants and performs other duties relating to the Program. Shares of Company Common Stock purchased under the Program will be registered in the name of the accounts of the respective participants.

REPORTS TO PARTICIPANTS

14.      WHAT KIND OF REPORTS WILL BE SENT TO PARTICIPANTS IN THE PROGRAM?

                  Each participant in the Program will receive a statement of his or her account following each purchase of shares. These statements are a record of the cost of purchase of shares under the Program and should be retained for tax purposes. The statements will also show the amount of dividends credited to such participant's account (if applicable), as well as the fees paid by the participant. In addition, each participant will receive copies of the Company's Annual Report to shareholders, proxy statements and, if applicable, dividend income information for tax reporting purposes.

CERTIFICATES FOR SHARES

15. WILL CERTIFICATES BE ISSUED FOR SHARES OF COMPANY COMMON STOCK PURCHASED UNDER THE PROGRAM?

                  Unless requested, the Company will not issue to participants certificates for shares of Company Common Stock purchased under the Program. The number of shares purchased for your account under the Program will be shown on your statement of account. This feature protects against loss, theft or destruction of stock certificates.

                  Certificates for any number of whole shares credited to your account under the Program will be issued to you at no charge upon your written request to withdraw such shares from your account. Certificates for fractions of shares will not be issued.

                  The Program Administrator, at its discretion, may terminate any account which contains less than one share of Company Common Stock. Once terminated, the Program Administrator will issue a check for the value of any fractional share in the participant's account. (See No. 18 below regarding payment for fractions of shares.)

WITHDRAWAL OF SHARES IN PROGRAM ACCOUNTS

16.      HOW MAY A PARTICIPANT WITHDRAW SHARES HELD UNDER THE PROGRAM?

                  You may withdraw all or a portion of the shares from your Program account by notifying the Program Administrator. A withdrawal/termination form is provided on the account statement for this purpose. This notice should be mailed to the address on the form.

                  Within five business days of receipt of your request, cerficates for the whole shares of the Company Common Stock so withdrawn will be issued to you or, if you request, the Program Administrator will sell the shares for you and send you the proceeds, less applicable brokerage commissions, fees, and transfer taxes, if any. Proceeds are normally paid by check and will be distributed to you within four business days after your shares are sold. In no case will certificates for fractional shares be issued. For your protection, if you wish to change the registration of your account, your written request must be accompanied by a signature medallion. The signature must be medallion guaranteed by any eligible guarantor, including a federally insured financial institution, a registered broker-dealer, or a participant in a recognized medallion guaranty program. A notarization or guarantee by a Notary Public is not acceptable. A signature "verification" by a savings bank or savings and loan association is not acceptable.

17. WHAT HAPPENS TO THE FRACTION OF A SHARE WHEN A PARTICIPANT WITHDRAWS ALL SHARES FROM THE PROGRAM?

                  If a participant's account contains a fractional share for which withdrawal is requested (or the account is terminated by the Program Administrator as provided in No. 16 above), the Program Administrator will make a cash payment equal to the value of such fractional share calculated at a per share price which shall be the most recent market price for Company Common Stock on the securities exchange or in the over-the-counter market in which Company Common Stock is traded on that date. This cash payment will be mailed directly to the withdrawing participant by the Program Administrator.

18. WHAT HAPPENS TO A PARTICIPANT'S PROGRAM ACCOUNT IF ALL SHARES OF COMPANY COMMON STOCK IN THE ACCOUNT ARE WITHDRAWN?

                  If you withdraw all full and fractional shares in your Program account, your participation in the Program will be terminated by the Program Administrator.

TERMINATION OF PARTICIPATION

19.      HOW DOES A PARTICIPANT TERMINATE HIS OR HER PARTICIPATION IN THE
         PROGRAM?

                  You may terminate your participation in the Program without penalty at any time by following the procedure listed in No. 17 above. Your termination will be effective as specified in Paragraph 12 of the Terms and Conditions.

                  If you terminate your participation in the Program, you will receive without charge stock certificates issued in your name for all full shares; or, if you wish, the Program Administrator will sell your shares and send you the proceeds, less the fees detailed in No. 8 above, and transfer taxes, if any. The Program Administrator will convert any fractional shares you hold at the time of your withdrawal to cash at the value detailed in No. 18 above, and send you a check for the proceeds.

OTHER INFORMATION

20. WHAT HAPPENS IF THE COMPANY HAS A COMMON STOCK RIGHTS OFFERING, ISSUES A STOCK DIVIDEND OR DECLARES A STOCK SPLIT?

                  Participation in any rights offering, dividend distribution or stock split will be based upon both the shares of Company Common Stock registered in participants' names and the shares (including fractional shares) credited to participants' Program accounts. Any stock dividend or shares resulting from stock splits with respect to shares of Company Common Stock, both full and fractional, which participants hold in their Program accounts and with respect to all shares registered in their names will be automatically credited to their accounts in book-entry form.

21.      HOW WILL A PARTICIPANT'S PROGRAM SHARES BE VOTED AT A MEETING OF
         SHAREHOLDERS?

                  All shares of Company Common Stock (including any fractional share) credited to your account under the Program will be voted as you direct. If on the record date for a meeting of shareholders there are shares credited to your account under the Program, you will be sent the proxy materials for such meeting. When you return an executed proxy, all of such shares will be voted as indicated. Or, if you so elect, you may vote all of such shares in person at the shareholders' meeting. If you do not provide instructions or return an executed proxy, the plan will not vote your shares.

22.      WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATION IN THE
         PROGRAM?

                  You will receive tax information annually for your personal records and to help you prepare your federal income tax return. The automatic reinvestment of dividends does not relieve you of any income tax which may be payable on dividends. For further information as to tax consequences of participation in the Program, participants should consult with their own tax advisors.

23.      WHAT IS THE RESPONSIBILITY OF THE PROGRAM ADMINISTRATOR UNDER THE
         PROGRAM?

                  The Program Administrator in administering the Program will not be liable for any act done in good faith or for any good faith omission to act. However, the Program Administrator will be liable for loss or damage due to error caused by its negligence, bad faith or willful misconduct. Shares held in custody by the Program Administrator are not subject to protection under the Securities Investors Protection Act of 1970.

                  The participant should recognize that neither the Company nor the Program Administrator can provide any assurance of a profit or protection against loss on any shares purchased under the Program.

24.      MAY THE PROGRAM BE CHANGED OR DISCONTINUED?

                  While the Program Administrator hopes to continue the Program indefinitely, the Program Administrator reserves the right to suspend or terminate the Program at any time. It also reserves the right to make modifications to the Program. Participants will be notified of any such suspension, termination or modification in accordance with Paragraph 13 of the Terms and Conditions. The Program Administrator also reserves the right to terminate any participant's participation in the Program at any time.

25.      HOW IS THE PROGRAM TO BE INTERPRETED?

                  Any question of interpretation arising under the Program will be determined by the Program Administrator and any such determination will be final.

26.      WHERE SHOULD CORRESPONDENCE REGARDING THE PROGRAM BE DIRECTED?

                  All correspondence regarding the Program should be directed to:

                           BankBoston, N.A.
                           "InvestLink"  Program
                           P.O. Box 8040
                           Boston, MA 022668040
                           Phone 1-800-730-6001

27.      WHO BEARS THE RISK OF MARKET FLUCTUATIONS IN THE COMPANY COMMON STOCK?

                  A participant's investment in shares held in his or her Program account is no different than his or her investment in directly held shares in this regard. The participant bears the risk of loss and the benefits of gain from market price changes with respect to all of his or her shares.

                  Neither the Company nor the Program Administrator can guarantee that shares purchased under the Program will, at any particular time, be worth more or less than their purchase price. Each participant must make an independent investment decision based on his or her own judgement and research.

                             TERMS AND CONDITIONS OF
        CREDIT SUISSE ASSET MANAGEMENT STRATEGIC GLOBAL INCOME FUND, INC.
                            "INVESTLINK"-SM-* PROGRAM

1. You, BankBoston, N.A. will act as agent for me, and will open an account for me under the "InvestLink" Program (the "Program") of Credit Suisse Asset Management Strategic Global Income Fund, Inc. (the "Company") and will put the Program into effect for me as of the date you receive an Authorization form duly executed by me. You will also act as program administrator of the Program ("Program Administrator"). The provisions herein relating to dividends and dividend reinvestment apply only to the extent that the Company pays dividends. The dividend reinvestment options as referred to in Paragraph 2, below, will go into effect for me as of the first record date for a dividend after you receive the Authorization form duly executed by me. The automatic bank account deduction option referred to on the Authorization form will go into effect for me on the last Wednesday of the month, provided such Authorization form duly completed and executed by me is received by you no later than 30 days prior to such date.

2. If I select one of the dividend reinvestment options, whenever the Company declares an income dividend payable either in cash or in common stock of the Company ("Company Common Stock"), I hereby elect to take such dividend entirely in stock, and you shall automatically receive such shares, including fractions, for my account. Whenever the Company declares an income dividend payable only in cash, you shall apply the amount of such dividend payable to me to the purchase of Company Common Stock, as detailed in Paragraphs 3 and 9, below.

3. If I am not a current registered owner of shares of Company Common Stock, my initial investment under the Program must be at least $250.00. The amount of each other cash payment or automatic bank account deduction to be deposited by me in the Program must be at least $100.00 but not more than a total of $100,000.00 annually. Whenever you receive any cash dividend, cash payment or automatic bank account deduction on my behalf for investment, you shall apply such funds (less my pro rata share of brokerage commissions and any other applicable share of brokerage commissions and any other applicable fees) to purchase shares of Company Common Stock in the open market. Such purchases will be made by participating brokers on an agency basis. Cash dividends or cash payments received and automatic bank account deductions debited on my behalf will be used to purchase Company Common Stock commencing each Wednesday, unless low volume levels require less frequent transaction intervals. In all cases, transaction processing will occur within 30 days of the receipt of funds, except where temporary curtailment or suspension of purchases is necessary to comply with applicable provisions of the Federal securities laws or when unusual market conditions make prudent investment


         * "INVESTLINK" IS A SERVICE MARK OF EQUISERVE impracticable. If you are unable to purchase shares within 30 days of the receipt of funds, such funds will be returned by you. Uninvested funds will not accrue interest for my benefit.

4. Commencing each Wednesday (an "Initial Investment Date") you will attempt to purchase shares of Company Common Stock in the open market through a registered broker dealer. You will commingle all funds received from participants whether from initial investments, automatic debits or optional cash payments towards the purchase of Company Common Stock, provided such funds were received by you no later than 12:00 noon eastern time on the business day preceding the Initial Investment Date. If Wednesday does not fall on a day which is a business day in Massachusetts, then the Initial Investment Date will occur on the next succeeding business day. In months in which the Company pays a dividend, an Initial Investment Date will occur, and optional cash investments will commence, on the dividend payment date, which may or may not fall on a Wednesday. The Program Administrator will invest all dividend funds authorized to be reinvested and combine such dividend funds with cash payments received prior to 12:00 noon eastern time on the business day preceding such dividend payment date and will attempt to purchase shares in the open market commencing on the dividend payment date. In no event will funds be held for investment later than 30 days after they are received. Cash investments and initial cash deposits received after 12:00 noon eastern time on the business day preceding an Initial Investment Date will not be invested until the succeeding Initial Investment Date, generally approximately one week after receipt.

5. Open-market purchases and sales under the Program may be made on any securities exchange where Company Common Stock is traded, in the over-the-counter market or in negotiated transactions and may be on such terms as to price, delivery and otherwise as you shall determine. It is understood that, in any event, you shall have no liability in connection with any inability to purchase shares within 30 days of the receipt of funds, or with the timing of any purchases effected. You shall have no responsibility as to the value of the Company Common Stock acquired for my account. For the purposes of purchases or sales in the open market, you may aggregate my purchases or sales with those of other Program participants, but purchases will not be offset against any sales of shares to be made by you as Program Administrator under the Program. The average price of all shares purchased by you as Program Administrator with all the funds received during the time period from 12:00 noon eastern time on the business day preceding any Initial Investment Date up to 12:00 noon eastern time on the business day preceding the next Initial Investment Date shall be the price per share allocable to me in connection with the shares purchased for my account with my funds or dividends received by you during such time period. The average price of all shares sold by you as Program Administrator pursuant to sell orders received during such time period shall be the price per share allocable to me in connection with the shares sold for my account pursuant to my sell orders received by you during such time period.

6. Cash deposit payments must be made payable to BankBoston, drawn against U.S. banks and be made payable in U.S. Dollars. Third party checks are not accepted. Checks drawn on foreign banks must have the U.S. currency imprinted on the check or draft. All cash payments must be mailed directly to BankBoston, using the address supplied in on the Authorization form. Checks delivered to any other address do not constitute valid delivery.

         In the event any deposit such as a check or automatic bank account debit is returned unpaid for any reason, the Program Administrator will consider the request for investment of such money null and void and shall immediately remove from the participant's account shares of Company Common Stock, if any, purchased upon the prior credit of such money. The Program Administrator shall thereupon be entitled to sell these shares to satisfy any uncollected amounts. If the net proceeds of the sale of such shares are insufficient to satisfy the balance of such uncollected amounts, the Program Administrator shall be entitled to sell such additional shares from the participant's account to satisfy the uncollected balance. A $25.00 fee will be charged for any deposit returned unpaid.

7. You will hold my shares acquired pursuant to my Authorization form in uncertificated or book-entry form. I may deposit in my Program account shares registered in my name. You will forward to me any proxy solicitation material and any shares so held for me will be voted only in accordance with the proxy returned by me to the proxy tabulation agent. If I do not provide instructions or return an executed proxy, the plan will not vote my shares. Upon my written request, you will deliver to me, without charge, a certificate or certificates for the shares held in my account.

8. You will confirm to me each acquisition made for my account as soon as practicable but not later than 30 days after the date thereof. Although I may from time to time have an undivided fractional interest in a share of Company Common Stock, no certificates for a fractional share will be issued; however, dividends on fractional shares will be received for my account. In the event of termination of my account under the Program, you will send me a check for any such undivided fractional interest at the per share price which shall be the most recent closing price for Company Common Stock on the securities exchange or in the over-the-counter market in which the Company Common Stock is traded on that date.

9. If dividends are paid on Company Common Stock, you will receive them for my Program account for all full and fractional shares in my account, and for all other shares of Company Common Stock registered in my name. If you receive cash dividends on my Program shares, you will send me a check for the amount of such dividends that are not subject to automatic reinvestment or direct deposit, without charge. If I select one of the dividend reinvestment options, that percentage of cash dividends on my Program shares and all other shares registered in my name will be automatically reinvested in Company Common Stock, as is designated in the appropriate space on the Authorization form. Any stock dividends or split shares distributed by the Company on shares in my account and on shares registered in my name will be credited to my account. The shares held for me under the Program will be added to other shares registered in my name in calculating the number of rights to be issued, or the amount of any cash or stock dividend to be distributed, to me.

10. You may, at your discretion, terminate my account if it at any time contains less than # shares of Company Common Stock, and will send me a certificate for the amount of full shares and a check for the market value of any fractional share as calculated pursuant to Paragraph 8, above.

11. I may terminate my account under the Program by notifying you in writing. My request to terminate participation must be received by you on or before the 15th calendar day preceding a dividend payment date in order to be effective for that dividend. If the request to terminate is received after the 15th calendar day preceeding a dividend payment date, it will not be processed until after shares purchased with dividends have been credited to my account. The Program may be terminated by you or the Company upon notice in writing mailed to me at least 30 days prior to the date of termination. Upon any termination you will cause a certificate or certificates for the number of full shares held for me under the Program and a cash payment for any fractional share (calculated in the manner described in Paragraph 8, above) to be delivered as soon as possible to me without charge. If I elect by notice to you in writing to have you sell part or all of my shares and remit the proceeds to me, you are authorized to deduct applicable per share processing fees of $0.15 per share (which include brokerage commissions) as well as a service fee equal to 5% of the net proceeds, with a minimum of $1.00 and a maximum of $10.00, and transfer taxes, if any. If I am only requesting some of my shares be withdrawn either through the issuance of a stock certificate or through a sale of shares, you will make every effort to process the request within five business days of receipt. Whether I am selling all or a portion of the shares through the Program, the fees stated in this paragraph apply.

12. These Terms and Conditions may be amended or supplemented by you at any time or times but, except when necessary or appropriate to comply with applicable law or the rules or policies of the Securities and Exchange Commission or any other regulatory authority, only by mailing to me appropriate written notice at least 30 days prior to the effective date thereof. The amendment or supplement shall be deemed to be accepted by me unless, prior to the effective date thereof, you receive written or telephonic notice of the termination of my account under the Program. Any such amendment may include an appointment by you in your place and stead of a successor Program Administrator under these Terms and Conditions, with full power and authority to perform all or any of the acts to be performed by the Program Administrator under these Terms and Conditions. Upon any such appointment of any successor Program Administrator, the Company will be authorized to pay or issue to such successor Program Administrator, for my account, all dividends and rights payable or issuable on Company Common Stock held in my account, and all other shares registered in my name. Such dividends and rights shall be paid to me, applied to my account, or used to purchase shares in the open market as provided in these Terms and Conditions.

13. You shall at all times act in good faith and agree to use your best efforts within reasonable limits to insure the accuracy of all services performed under these Terms and Conditions and to comply with applicable law, but assume no responsibility and shall not be liable for loss or damage due to errors unless such error is caused by your negligence, bad faith, or willful misconduct or that of your employees. Shares held in custody by you are not subject to protection under the Securities Investors Protection Act of 1970.

14. You may delegate some of your duties hereunder to service companies, which may not be registered broker-dealers.

15. These Terms and Conditions shall be governed by the laws of The Commonwealth of Massachusetts.